Exhibit 10.10

FINDER’S AGREEMENT

FINDER’S AGREEMENT dated as of January 15, 2007 (this “Agreement”) by and between Dragon International Group Corp (the “Company”). and Skyebanc, Inc. (the “Finder”).

WHEREAS, the Finder has indicated that the Finder has the ability to introduce the Company to one or more financing opportunities (each a “Target”) wherein the Company may take advantage of such opportunities by purchase or sale of stock or any similar transaction or combination thereof involving such Target(s) (each a “Transaction”, and

WHEREAS, this Finder, other than to identify such Target(s), is not obligated to undertake any duties or to obtain or assemble any information or to render any analytical support or inputs or to spend any minimum amount of time in providing any services pursuant to this Finder’s Agreement; and

WHEREAS, this Finder’s Agreement shall not be construed as a firm commitment by the Finder to identify any Target(s) or any assurance that Finder will identify any Targets to the Company: and

WHEREAS, the Company is willing to compensate the Finder for introducing such Target(s), as provided for herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and legal sufficiency of which is hereby acknowledged, the Finder and the Company hereby agree as follows:

1.

Services. The Finder hereby agrees to attempt to identify Targets. The Finder does not guarantee or warrant the accuracy or completeness of information, if any, provided to the Company by a Target or by the Finder concerning a Target. The Company is encouraged to perform its own due diligence and analyses concerning any Target(s). The decision to consummate a Transaction with a Target as well as the aggregate consideration amount and structure shall be determined by the Company in its sole and absolute discretion. Any such Target identified by the Finder shall be identified in writing by the Finder.

2.

Finder’s Fee. In consideration of the services of the Finder hereunder the Company shall pay, upon consummation of a Transaction, to the Finder a cash fee in the amount equal to Ten percent (10%) and warrants in the amount equal to Ten percent (10%) of the aggregate consideration, at closing of each Transaction (the “Finder’s Fee”). Aggregate Consideration is defined and computed as the total proceeds and other consideration paid or payable (i.e., stock, cash and all other property (real and personal, tangible or intangible) plus any debt assumed) exchanged or received, or to be exchanged or received directly or indirectly by the Company or any of its security holders, or subsidiaries or affiliates in connection with a Transaction, including, without limitation, any amounts paid or received, or to be paid or received pursuant to any employment agreement (to the extent such amounts exceed reasonable and customary compensation for actual services rendered,) consulting agreement, covenant not to compete, earn-out or contingent payment right or similar arrangement, agreement or understanding, whether oral or written, associated with a Transaction. Consideration paid or to be paid other than in cash shall be valued at fair market value,

1151 Broad St. Suite 115 Shrewsbury, New Jersey 07702 Tel: (888) 900-8087 Fax: (732)389-7829

except liabilities assumed and notes issued will be valued at the face amount thereof. The fair market value of consideration paid in securities for which there is a recognized trading market shall be based on the closing “offer” price of the securities on the day immediately preceding the closing of the Transaction and shall be computed as if the securities were freely tradable. If a portion of such consideration includes escrowed or contingent payments (whether or not related to future earnings of operation), Aggregate Consideration will include such payments only when the conditions for the payment of such amounts have been satisfied at which time the Finder’s Fee based thereon shall be paid to the Finder, to the extent such amounts exceed the minimum fee paid at closing. In calculating the compensation payable to the Finder hereunder, the Finder and the Company understand and agree that the definition of transaction shall be broadly construed so as to include any transactions involving the Company’s subsidiaries, affiliates, successors or other controlled units, either existing or formed subsequent to the date hereof. Notwithstanding the foregoing, nothing herein shall prelude the Finder from receiving additional compensation by acting as financial advisor to a potential Target in connection with a Transaction so long as the existence of this arrangement is made know to such potential Target nor shall the receipt of funds from a potential Target in any way affect amounts owed by the Company to the Finder.

3.	Termination. This Finder’s Agreement shall continue in effect for a period of three (3) months from the date of this Finder’s Agreement

4.

Independent Contractor. The Finder is an independent contractor and nothing herein shall create any partnership joint venture or employer-employee relationship. The Finder shall not have the right or authority to legally bind the Company and the Finder shall not represent to any third party that the Finder can legally bind or otherwise obligate the Company.

5.

Disclosure. Any financial or other advice, descriptive memoranda or other Documentation provided by the Finder pursuant to this Finder’s Agreement may not be disclosed publicly or to any third party in any manner without the prior written approval of the Finder. All non-public information give to the Finder by the Company or by a Target or the Finder to the Company will be considered as confidential information and shall be maintained as such by the Finder and by the Company, respectively, until the same becomes know to third parties or the public without release thereof by the Finder or the Company, respectively. The Finder may advertise the conclusion of any Transaction in the financial press.

The Company shall provide to the Finder full, complete and accurate information regarding the Company’s business, prospects, financial information, etc. shall be solely responsible for the accuracy and completeness of all disclosures regarding the Company and shall promptly advise the Finder of any material changes in any information previously provided to the Finder or distributed to prospective Targets.

6.

Indemnity. The Company in connection with the Finder’s engagement hereby indemnifies the Finder from any pending or threatened claim, or any litigation, proceeding or other action in connection with or arising out of or relating to the engagement of the Finder under Finder’s Agreement, provided that such indemnity shall not apply with respect to any conduct of Finder that constitutes a material breach of its obligations under this agreement.

7.

Finder’s Representation and Warranties. The Finder hereby represents and warrants that it is a broker-dealer registered under the United States Securities Act of 1933, as amended and regulations there under, as well as applicable state securities laws and regulations. The Finder further represents and warrants that its activities in connection with this Agreement will be in accordance with and in compliance with such laws and regulations.

8.

Entire Agreement, etc. This Finder’s Agreement sets forth the entire understanding and agreement of the Company and the Finder concerning the subject matter hereof and supersedes any prior communications, understandings and agreements between the parties. This Finder’s Agreement may not be amended, supplemented or modified, not can any of its provisions be waived, except by a writing signed by the Company and the Finder. The Finder may not assign this Finder’s Agreement or delegate any of its duties hereunder without prior written consent of the Company.

1151 Broad St. Suite 115 Shrewsbury, New Jersey 07702 Tel: (888) 900-8087 Fax: (732)389-7829

9.

Governing Law. This Finder’s Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws provisions. This Finder’s Agreement shall not be interpreted or construed with any presumption against the party which caused this Finder’s Agreement to be drafted.

10.

Counterparts. This Finder’s Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Finder’s Agreement on the day and year first above written.

SKYEBANC, INC.

By:	/s/ Vincent LaBarbara

Name:	Vincent LaBarbara
Title:	Chief Executive Officer

DRAGON INTERNATIONAL GROUP CORP

By:	/s/ David Wu

Name:	David Wu
Title:	CEO, Chairman

1151 Broad St. Suite 115 Shrewsbury, New Jersey 07702 Tel: (888) 900-8087 Fax: (732)389-7829